UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2017

Intellicheck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50296	11-3234779
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Jericho Quadrangle, Suite 202, Jericho, NY 11753

(Address of principal executive offices) (Zip code)

(516) 992-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry in to Severance Agreement Chief Executive Officer

On November 29, 2017, Bill White, the Interim Chief Executive Officer of Intellicheck, Inc. (the “Company”) entered into a severance agreement with the Company (the “Agreement”). The Agreement provides that in consideration of his services and pursuant to the Agreement, in the event that Mr. White’s employment is terminated without “Cause” (as such term is defined in the Agreement), Mr. White will receive a 24-month continuation of salary payments, continuation of certain eligible medical benefits under the COBRA program, and a lump sum payment equal to any quarterly bonus target applicable during the quarter of termination plus any prior completed quarterly bonus which has not yet been determined (if any).

In addition, the Agreement provides that upon such termination without Cause, the Company will accelerate the vesting of all of Mr. White’s outstanding but unvested stock options or other equity incentives.

The Agreement replaces a severance agreement, as amended, initially executed by Mr. White and the Company on September 30, 2014 and amended May 30, 2017 (the “Original Agreement”). The Original Agreement, as amended, provided equivalent severance benefits as provided in the Agreement. The Original Agreement expired by its terms September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 4, 2017	INTELLICHECK, INC.

	By:	/s/ Bill White
Bill White
Interim President and Chief Executive Officer; Chief Financial Officer